UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

ATLANTIS INTERNET GROUP, CORP.

(Exact name of registrant as specified in its charter)

Nevada	33-0919693
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3960 Howard Hughes Parkway, Ste. 500
Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (702) 990-3535

Copies to:

William B. Barnett, Esq.
Law Offices of William B. Barnett, P.C.
21550 Oxnard Street, Suite 200
Woodland Hills, California 91367
(818) 595-7717

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None.	Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Table of Contents

As used in this Form 10, unless the context otherwise requires the terms “we,” “us,” “our,” “ATIG”, “Company” and “Atlantis” refer to Atlantis Internet Group Corp., a Nevada corporation.

FORWARD LOOKING STATEMENTS

The statements contained in this document that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Although we believe that the expectations reflected in such forward-looking statements, including those regarding future operations, are reasonable, we can give no assurance that such expectations will prove to be correct.  Forward-looking statements are not guarantees of future performance and they involve various risks and uncertainties.  Forward-looking statements contained in this document include statements regarding our proposed services, market opportunities and acceptance, expectations for revenues, cash flows and financial performance, and intentions for the future.  Such forward-looking statements are included under Item 1.  “Business” and Item 2.  “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operation.”  All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement.  It is important to note that such statements may not prove to be accurate and that our actual results and future events could differ materially from those anticipated in such statements.  Among the factors that could cause actual results to differ materially from our expectations are those described under Item 1.  “Business,” Item 1A. “Risk Factors” and Item 2.  “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section and other factors included elsewhere in document.

In connection with our intended listing on the OTCBB, we plan to implement a reverse stock split, in a range from one-for-ten (1-for-10) to one-for-twenty (1-for-20), inclusive.  If we effect the reverse stock split, all share and per share numbers in this Form 10 will be affected, and we will at that time adjust our reporting of such numbers in our filings with the SEC.

Item 1.	Business

Overview

We were incorporated in the State of Delaware in 2000 and re-domiciled in the State of Nevada on December 31, 2004.  We are engaged in creating and developing online gaming products, slot products, gaming networks, and casinos.  We offer a variety of gaming products from online casino games, casino management software, central server systems and slot machine software both to a United States and International gaming market.

Our business objective is to create the first public gaming and entertainment corporation to incorporate the technology and marketing of both the Internet and Land based casino industries in the development, lease and sale of server based products with musical and sports themes designed for online gaming products, slot products, gaming networks and casinos. Our management utilizes the experience of gaming executives from traditional land based casinos incorporated with the technology from programmers of online games, slots and server based technology.  Together they make use of criteria from the Nevada and New Jersey gaming jurisdictions in the development of the state-of-the-art online games, gaming networks and slot technology, a first in gaming.  This team has bridged the gap between online and traditional casinos and will allow its investors to take advantage of the billions of dollars in the traditional casinos and internet gaming industries.

ATIG Business Model

ATIG has capitalized on a specific niche in Gaming and Entertainment by developing  musical or sports related themes in all of our gaming products and facilities.  Our business model is to select the most entertaining areas of gaming as its key focus. ATIG has established what many of its competitors have not; an adult oriented theme to its casino products.

In October 2006, the United States Congress passed the Unlawful Internet Gaming Enforcement Act (“UIGEA”) that banned the acceptance of funds from bettors by operators of off-shore online gambling websites that were engaged in the business of betting or wagering.  It also made it illegal for online gambling operators to accept most forms of funds to be used by U.S. players to gamble on the operators’ websites.  The ban applied to the use of credit cards, electronic funds transfers, any check, draft or similar instrument and the proceeds of any other form of financial transaction as the Secretary of Treasury and the Federal Reserve Board may jointly prescribe by regulation, which involves a financial institution as a payer on behalf of or for the benefit of such other person.  Excluded from the coverage of “unlawful Internet gambling” were online bets made solely on or among Indian tribal lands under enabling laws adopted by the affected tribes and approved by the National Indian Gaming Commission (“NIGC”).  As of December 31, 2010 there were 450 tribal casinos in 28 states approved by the NIGC under this exclusion.

The UIGEA that bans U.S. players from using credit cards on off-shore gaming sites has given Indian Gaming and States the opportunity to offer the first legalized Internet Gaming within the Unites States.  UIGEA gave Indian Gaming the opportunity to link Indian Casinos across the United States as long as it is operated on Indian Lands and has been approved by the National Indian Gaming Commission (NIGC), the Federal Gaming Commission which licenses all Indian Casinos nationwide.   ATIG has developed the patent pending "Casino Gateway Network", (a private gaming network which is designed to offer Class III, Class II and Online Games in Commercial Casinos throughout a State and the "Tribal Gaming Network," the Indian version, which links Indian Casinos nationwide).

Class II Gaming encompasses (a) the game of chance commonly known as bingo (whether or not electronic, computer, or other technologic aids are used in connection therewith, (b) which is played for prizes, including monetary prizes and (c) card games that are explicitly authorized by the laws of the State.

Class III Gaming is all other gaming, including casino gaming and electronic or electromechanical facsimiles of any game of chance and any house banking card game.

Our Casino Gateway Network is the first of its kind gaming network which has been approved by the National Indian Gaming Commission (NIGC): http://www.nigc.gov/LinkClick.aspx?fileticket=81X0n5TqWgs%3d&tabid=789, and will offer the first legal form of Internet Gaming within the United States.  UIGEA also created the opportunity for ATIG to develop the first state to state Wide Area Progressive (“WAP”) Jackpots, only the second nationwide Progressive Lottery game, namely “Thunderball,” ATIG's Indian version of the "Powerball." ATIG has also developed "Quarterback Draw Football" and "Bango Football," the first legal nationwide simulated Sportsbook and Bingo game in the United States: http://www.nigc.gov/LinkClick.aspx?fileticketFao%3.

Products

•	Bango Football
•	Casino Gateway Network
•	Jukebox Slots
•	Progressive Slots
•	Quarterback Draw Football
•	Table Casino Games
•	Thunderball Lottery
•	Tribal Gaming Network
•	Tribal Gaming Network Poker

Product Distribution License: The Company’s subsidiary Atlantis Gaming International, (Australia) is licensed in the Northern Territory of Australia to distribute Gaming Equipment: http://www.nt.gov.au/justice/licenreg/gaming/suppliers_providers. The Company intends to secure the requisite licenses within the United States gaming market.

Marketing and Sales Strategy

ATIG is targeting several customers segments initially through the Indian Gaming market with its Tribal Gaming Network which includes Casino games, Lottery games, Poker games, Tournament games, Sports related games, & Musical games geared to musical fans and sports fans in Indian casinos and then Commercial casinos.  With current States considering Internet Gaming Legislation, as of February 1, 2011 no States have officially passed any Intrastate Internet Gaming legislation.  Even though many consider Pari-Mutuel Horse Racing Amendment of 2000 to be a form of Internet Gaming, no other form of Internet Gaming has been approved for use in the US except the Tribal Gaming Network (A private gaming network linking Indian Casinos nationwide offering Class III, Class II and online gaming on Indian Lands).  As mentioned above, this Network was approved for use in Indian Casinos nationwide by the NIGC.

The marketing and sales strategy for promoting ATIG will stem from a mix of aggressive advertising, attractive promotions of Musical Entertainers in our Jukebox Slots products and Sports Celebrities such as former Superbowl Quarterbacks that will be featured in Quarterback Draw Football and Bango Football, and a different product mix to traditional gaming sites.  The goal is not to reach a “high visitor rate” but a high client rate that plays and wagers on games consistently.

Advertising, Promotion and Publicity

Although it has been proven that there is a low success rate with Internet publicity, however, we believe that with the expansion of social networking, we will be able to utilize the celebrities incorporated in our products to help sell and promote the Tribal Gaming Network World-Wide.  ATIG plans to launch an aggressive advertising campaign by partnering with an Internet Media company to supply the distribution channel.  A campaign will be developed using music and sports.

Since Indian Lands within the United States are considered sovereign lands, it is our future objective to link the Tribal Gaming Network to other legal foreign gaming jurisdictions, something States are not allowed to do.  This will create a critical mass for many of the games found on the Tribal Gaming Network and will become the only pure form of Internet Gaming in the United States since the ban in 2006.  Although the entertainment site has broad appeal Worldwide, the goal is to target specific Countries through dedicated advertising based on gaming, music and sports.  The content and the games included will target primarily the following countries:

Europe:
The UK, (England, Northern Ireland, Scotland and Wales)
Italy
Spain
Netherlands
Belgium
America
Canada
The United States of America
México
Brazil
Argentina
Venezuela
Peru
Asia
India
China
Australia
New Zealand

Within these countries, the Tribal Gaming Network should have a broad appeal because it will include a large Internet Gaming market by including the US, which has limited overall Internet Gaming revenues since Internet Gaming was banned in 2006 by US Congress.  With the Tribal Gaming Network it will create a larger critical mass for many games because the US was considered by many analyses to be 60% of the World’s Internet Gaming market.

Land Based Casinos

ATIG will offer casino games to compliment a new and old gambling market, covering the spectrum for gamblers who like progressive games, the speed of online games, the privacy of online game.  As for the slot market, Jukebox Slots creates new mature themes other than cartoons, such as music.  For those gamblers who like Sports, but are looking for a new twist or the faster pace games like Quarterback Draw Football creates a new alternative by offering simulated sports action.  Competition among Internet casinos is more intense, and there will be many product alternatives.  The Tribal Gaming Network products will target young adults, male and female, with flash-type casino games.  We believe and there has been some research that shows that there is a marked preference of males for table games and a preference for slots machines in women.

Industry Overview

The Tribal Gaming Network the Indian version of the Casino Gateway Network was approved for use in Indian Casinos by a favorable opinion granted to us by the National Indian Gaming Commission (NIGC).  The NIGC is the Federal Gaming Commission that licenses all Indian Casinos in the United States.  Since the Tribal Gaming Network operates on Indian Lands only and abides by all IRGA laws it is classified by the NIGC as legal gaming.  Games found on the Tribal Gaming Network will all be tested by a certified game testing agency within the US such as GLI or BBM.  Many of the games have already been tested by BMM.  The Tribal Gaming Network must also comply with all State Compacts and the Regulatory Indian Gaming agencies where the games are operated.

Nationwide 237 Indian tribes in 28 states use Indian gaming to create new jobs, fund essential government services and rebuild communities.  In 2009, tribal governments generated $26.2 Billion in gross revenues from Indian gaming and $3.2 Billion in gross revenues from related hospitality and entertainment services (resorts, hotels, restaurants, entertainment centers, etc.).  The revenues from Indian gaming were generated from both Class II and Class III gaming operations.  There are currently 198 tribes that have gaming compacts for class II gaming, out of 558 federally recognized tribes and there are 450 tribal casinos in 28 states approved by the NIGC for gambling.

Competition

Since the Tribal Gaming Network operates in over 28 States many Internet Gaming companies such as Party Poker, Playtec as of January 1, 2011 have not been granted permission to operate in the United States officially by any State Gaming Commission.

Our patent pending Casino Gateway Network is the only network designed to offer Class II, Class III and Online Games on a private network, that links Commercial Casinos throughout a state and the Indian version (The Tribal Gaming Network), that links Indian casinos nationwide, that is approved by the NIGC.  In the opinion of the NIGC “the UIGEA does not prohibit the use of the Casino Gateway Network in or between licensed Indian gaming facilities to administer wide-area progressive jackpots or to play Atlantis’s Bango games, bingo or other Class 11 games”.

We are a relatively small developmental company and there is no assurance that other companies with resources far greater than us will not enter this field of Indian gaming.

Intellectual Property and Other Technology Protections

Our success will depend in large part on our ability to:

•	Maintain and obtain patent and other proprietary protection for products, processes and uses of our products;

•	Defend patents;

•	Preserve trade secrets; and

•	Operate without infringing the patents and proprietary rights of third parties.

We intend to seek appropriate patent protection for our proprietary technologies by filing patent applications when possible in the United States and other select countries.   Currently, one U.S. patent has been issued and is in force.  We also have one patent application currently pending in the United States.

We also rely on trade secrets and proprietary know-how related to the production and testing of our products, especially when we do not believe that patent protection is appropriate or can be obtained.  Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions agreement prohibiting the disclosure of our confidential information before they begin a relationship with us.

Governmental Regulations

Indian gaming is subject to more stringent regulation and security controls than any other type of gaming in the United States.

Gaming activities are subject to extensive statutory and regulatory control in the United States by State and Internationally by various government authorities.  All 50 states currently have statutes or regulations restricting gaming activities, and three states do not permit gaming at all.  Federal and State statutes and regulations are likely to be significantly affected by any changes in the political climate and economic and regulatory policies.  These changes could affect our proposed operations in a materially adverse way.

The Indian Gaming Regulatory act of 1988 provided for a thorough system of regulation of Indian gaming.  The Act divides gaming into three categories:

Class I Gaming, which is social or traditional and cultural forms of Indian gaming, conducted for minimal prizes, is solely regulated by the tribes.

Class II Gaming is regulated by the National Indian Gaming Commission and through Tribal Gaming Commissions (“TGC”). The TGC’s are established and operated by Indian Nations to regulate gaming activities on Indian reservations.  There are some 186 Tribal Gaming Commissions in full operation nationwide.

Class III Gaming is regulated according to the terms of compacts tribes negotiate with the governments of the states wherein they are located.  These compacts often give TGC’s the primary on-site responsibilities.  Certain other compacts may give the states the responsibility with the TGC.

On October 13,2006, Congress passed the Unlawful Internet Gambling Enforcement Act of 2006 (the “Act”), which, among other things, prohibits the acceptance of credit cards, electronic funds transfers, checks, or the proceeds of other financial transactions by persons engaged in unlawful betting or wagering businesses of online gambling Websites.  However, the Act specifically excludes from the definition of Unlawful Internet Gambling “online bets made solely on or among Indian tribal lands under enabling laws adopted by the affected tribes and approved by the National Indian Gaming commission.” On November 12, 2008, the Department of Treasury and the federal Reserve Board jointly published the official rule implementing the UIGEA.

In addition to the above, Tribal gaming operations are regulated, to some extent, by state governments, the U.S. Justice Department and the U.S. Department of Interior.  Agencies with oversight relationships to gaming include the FBI, the IRS, the U.S. Attorneys, the U.S. Marshalls, Attorney General, Secret Service and the Bureau of Indian affairs.

Indian Nations have established their own gaming commissions and developed tribal police forces and court systems to combat crimes.  They have invested heavily in high-tech surveillance equipment and because Indian gaming (Class III) is an emerging industry, only new “state of the art” electronic equipment and machines are in use.  Indian Nations have established Industry Standards and Internal Controls.  As of August 1, 1996, Indian Nations must comply with the Title 31 (Bank Secrecy Act).  Thus, they have established compliance offices.  Tribes have more personnel by far regulating tribal casinos than regulate Nevada casinos.  Additionally, Indian Nations have created extensive security and surveillance networking to exchange intelligence and monitor casinos.

Compacts between states and tribes give states some regulatory power with Indian gaming through IGRA recognizes that the federal government has primary responsibility for government-to-government relations with sovereign Indian Nations.  Most states have a state gaming office providing the regulation of gamin in the state.  This varies from state to state.

Employees

As of January 31, 2011, we have 2 full time  employees and 3 clerical and accounting part-time employees. The Company utilizes various independent contractors for marketing, sales and product design and programming.

WHERE YOU CAN FIND MORE INFORMATION

Upon the effectiveness of this Form 10, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  You can read our SEC filings, including this Form 10 and its exhibits, over the Internet at the SEC's website at http://www.sec.gov ..  You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.  We also intend to maintain a website at www.atlantisinternetgroup.com , which is currently under reconstruction.  The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this Form 10.

Item 1A.	Risk Factors

We have limited capital resources and cannot ensure access to additional capital if needed.

Our historical operating losses have required us to seek additional capital through the issuance of our common stock on a number of occasions.  If we continue to sustain operating losses in future periods, we may be forced to seek additional capital to fund our operations.  We do not know whether we will be able to obtain additional capital if needed, or on what terms the capital would be available, if at all.  Depending on market conditions and our prospects, additional financing may not be available or may result in significant dilution to our current stockholders.

 Our independent registered public accounting firm has issued a “going concern” opinion raising substantial doubt about our financial viability.

The accompanying consolidated financial statements for the years ended December 31, 2009 and 2008 have been prepared on a basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. We have continuing net losses and negative cash flows from operating activities. In addition, we have deficiencies in working capital and stockholders’ equity as of the balance sheet dates.  These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. These circumstances caused our independent registered public accounting firm to include an explanatory paragraph in its report dated November 15, 2010 regarding their concerns about our ability to continue as a going concern. Substantial doubt about our ability to continue as a going concern may create negative reactions to the price of the common shares of our stock and we may have a more difficult time obtaining financing.

Our limited operating history makes it difficult for investors to evaluate our performance and/or assess our future prospects.

We were initially incorporated in December 2000 and reincorporated in December 2004.  From January 2004 to the present, our business operations primarily consisted of efforts to create, develop and market online casino services for Indian Land based casinos.    As a result, there is a very limited operating history upon which an evaluation of our Company can be based.  Our future prospects are subject to risks and uncertainties that are generally encountered by newly operational companies in new and rapidly evolving markets.  These risks include, but are not limited to:

•	Whether we can successfully market and execute our business model for internet gambling for Indian Land based casinos;

•	Whether the demand for our proposed services will grow to a level sufficient to support our operations;

•	Whether governing laws, regulations or regulatory initiatives will force us to discontinue or alter certain business operations or practices;

•	Whether our technology partners can respond effectively to market changes;

•	Whether we and our strategic partners can develop and maintain products and services that are equal or superior to the services and products of competitors;

•	Whether we can maintain strong alliances with those to whom we outsource our data and technology needs; and

•	Whether we can generate the funds as needed to sell the services we intend to offer, and attract, retain, and motivate qualified personnel.

There can be no assurance that we can be successful in addressing these risks.  Our limited operating history and the uncertain nature of the markets for our proposed services make the prediction of future results of operations extremely difficult.  As a result of the foregoing factors and the other factors identified herein, there can be no assurance that we will ever operate profitably on a quarterly or annual basis.

We may become subject to government regulation and legal uncertainties, which may adversely affect our business.

We are currently subject to U.S. regulation under the Unlawful Internet Gaming Enforcement Act (“UIGEA”) and its agency, the National Indian Gaming Commission (“NIGC”). We believe that by operating within Indian Lands and casinos, which are exempted from the UIGEA regulations, our current operations are lawful.  However, due to the increasing usage of the internet and concerns about online gaming in general, it is possible that a number of laws and regulations may be adopted in the future that would affect our conducting business over the internet.  Presently, there are few laws or regulations that apply specifically to the sale of goods and services on the internet.  Any new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with these laws and regulations.  Furthermore, the growth and development of the market for electronic commerce may promote more stringent consumer protection and privacy laws that may impose additional burdens on companies conducting business online, including us.  The adoption of additional laws or regulations may decrease the growth of the internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business.  For example, we may become subject to some or all of the following sources of regulation: state or federal banking regulations; federal money laundering regulations; international banking, financial services or gaming regulations or laws governing other regulated industries; or U.S. and international regulation of internet transactions.  The application to us of existing laws and regulations relating to issues such as banking, currency exchange, online gaming, pricing, taxation, quality of services, electronic contracting, and intellectual property ownership and infringement is unclear.  In addition, we may become subject to new laws and regulations directly applicable to the internet and our activities.  If we are found to be in violation of any current or future regulations, we could be exposed to financial liability, including substantial fines which could be imposed on a per transaction basis; forced to change our business practices; or forced to cease doing business altogether or with the residents of one or more states or countries.

 We must adapt to new regulations governing the transmission, use and processing of personal information in electronic commerce.

Our services involve handling, transmitting, verifying and processing personal information of customers that we service.  As electronic commerce continues to evolve, federal, state and foreign governments may adopt laws and regulations covering user privacy.  New laws regulating the solicitation, collection or processing of personal or consumer information could adversely affect our business.

 We may not attract or retain qualified management and employees.

Our future success and our ability to expand our operations will depend on our ability to retain highly qualified management and employees.  As a newly operational company, we may have difficulty or be unable to retain or attract highly qualified management and employees.  Failure to attract and retain personnel will make it difficult for us to manage our business and meet our objectives, and will likely have a material adverse effect on our business operations.  We do not carry key person life insurance on any of our senior management personnel.  The loss of the services of any of our executive officers or other key employees may have a material adverse effect on our business.

 We have not sought to protect our intellectual property through registration.  Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

Our inability to protect our intellectual property could reduce the value of our products and services. Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services.  For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the internet. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Although we may seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations. Changes in patent law, such as changes in the law regarding patentable subject matter, can also impact our ability to obtain patent protection for our innovations. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

We may also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by outside parties, or by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

We plan to implement a reverse stock split, which may reduce our trading volume and the attractiveness of our common stock as an investment.

In connection with our intended listing on the OTCBB, we plan to implement a reverse stock split, in a range from one-for-ten (1-for-10) to one-for-twenty (1-for-20), inclusive.  The reverse stock split is being implemented due to the low selling price of our common stock and the large number of shares of common stock that we have outstanding.  The reverse stock split must be approved by our stockholders, and there is no guarantee that such approval will be obtained.  If such approval is obtained and the reverse stock split is implemented, there is no guarantee that the reverse stock split will increase our share price.  We also cannot guarantee that any increase in the price of our common stock resulting from the reverse split will be proportionate to the reverse split ratio, prevail in the market for any specific period of time, increase the trading volume of our shares, or increase our ability to raise capital through the sale of our shares.  If the reverse stock split fails to increase our share price proportionate to the reverse stock split ratio, holders of our common stock will be adversely affected.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002.  The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.  We expect to begin the process of reviewing, documenting and testing our internal control over financial reporting after the effectiveness of this Form 10, including potentially hiring additional key management.  There is no assurance that we will successful in being able to attract additional management.  We might also encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting.  If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

Being a public company will increase our administrative costs and might further strain our resources and distract our management.

Upon the effectiveness of this Form 10, we will become a public reporting company.  In complying with the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC, we will incur significant legal, accounting and other expenses that we did not incur as a non-registered company.  For example, we will be required to comply with additional internal control requirements, we may pay higher rates for director and officer liability insurance, and we will incur internal and external costs to prepare and distribute periodic public reports in compliance with our obligations under the securities laws.  These additional costs will lower our earnings and increase our ongoing need for capital.

Risks Relating To Ownership of ATIG Common Stock

There is a Limited Trading Market For ATIG Common Stock, Thereby Limiting a Shareholder’s Opportunity To Sell Such Common Stock.

Currently, only a limited trading market exists for ATIG's common stock. The common stock trades on the "Pink Sheets" under the symbol "ATIG.PK." The Pink Sheets is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ system. Any broker/dealer that makes a market in the Company's stock or other person that buys or sells ATIG stock could have a significant influence over its price at any given time. ATIG cannot assure its shareholders that a greater market for ATIG's common stock will be sustained. There is no assurance that ATIG's common stock will have any greater liquidity than shares that do not trade on a public market. A shareholder may be required to retain their shares for an indefinite period of time, and may not be able to liquidate their shares in the event of an emergency or for any other reasons.

The Regulation Of Penny Stocks By the SEC and FINRA May Discourage The Tradability of Our Securities.

We are a "penny stock" company. Our securities currently trade on the Pink Sheets market and are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore because it imposes additional regulatory burdens on penny stock transactions.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules will further affect the ability of owners of shares to sell our securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent shareholder losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We are unlikely to pay dividends on our common stock for the foreseeable future.

We have never declared or paid cash dividends on our capital stock.  We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business.  We do not anticipate paying any cash dividends in the foreseeable future, and it is unlikely that investors will derive any current income from ownership of our common stock.  This means that the potential for economic gain from ownership of our stock depends on appreciation of our common stock price and will only be realized by a sale of the common stock at a price higher than your purchase price.

Rule 144 Sales In the Future May Have a Depressive Effect on ATIG Stock Price.

All of the outstanding shares of common stock that are held by ATIG present officers, directors, and affiliate stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted Shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

ATIG Investors May Suffer Future Dilution Due To Issuances of Shares for Various Considerations in the Future.

There may be substantial dilution to ATIG shareholders as a result of future decisions of the Board to issue shares without shareholder approval for cash, services, or acquisitions.

ATIG Stock Will in all Likelihood be Thinly Traded and as a Result an Investor May be Unable to Sell at or Near Ask Prices or at all if the Investor Needs to Liquidate Shares.

The shares of ATIG's common stock is thinly-traded in the Pink Sheets, meaning that the number of persons interested in purchasing ATIG common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that ATIG is a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if ATIG came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ATIG or purchase or recommend the purchase of any of ATIG's securities until such time as ATIG becomes more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in ATIG securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on securities price. ATIG cannot give you any assurance that a broader or more active public trading market for ATIG common securities will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, ATIG can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if the investor needs money or otherwise desires to liquidate the securities of ATIG.

Trading In Our Shares In the Public Market Will Most Likely Be Volatile Because of Factors Beyond Our Control.

There can be no assurance that our shares will continue to be quoted on the Pink Sheets or that they will be accepted for trading on the OTC Bulletin Board or other recognized trading market, or that if they are, there will be an active trading market for the shares. Accordingly, it could be difficult for holders of our common stock to liquidate their shares.

The market price of our common stock could be subject to significant fluctuations and the market price could be subject to any of the following factors:

o our failure to achieve and maintain profitability;

o changes in earnings estimates and recommendations by financial analysts;

o actual or anticipated variations in our quarterly and annual results of operations;

o changes in market valuations of similar companies;

o announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;

o loss of significant clients or customers;

o loss of significant strategic relationships; and

o general market, political and economic conditions.

In the past, following periods of extreme volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

Item 2.	Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Discussion of Operating Results

The following discussion of our operating results explains material changes in our results of operations for the three and nine months ended September 30, 2010 and years ended December 31, 2009 and 2008, compared to their respective prior periods. The discussion should be read in conjunction with the financial statements and related notes included elsewhere in this Form 10.

We are in the on-line gaming software business. Our goal is to license on-line gaming software to tribal casinos, so that patrons can legally play poker and other on-line gaming products. At this point in time we are still in the development stage and have no significant revenues.

During the three and the nine months ended September 30, 2010 and 200 and the years ended 2009 and 2008, we devoted substantially all of our resources to supporting our efforts to promote our products to the Indian gaming community.

Critical Accounting Policies

Critical accounting policies are those which are both important to the presentation of a company's financial condition and require management's judgments. Our critical accounting policies are:

* revenue recognition - which includes consulting and the licensing of our on-line gaming products

* share-based payment expense - we recognize share-based equity compensation in our financial statements of operations at the grant-date fair value of our stock.

Results of Operations for the Three Months Ended September 30, 2010 and 2009

There were no revenues the three months ended September 30, 2010 or 2009.

Operating expenses for the three months ended September 20, 2010 were up 44% (from $146,498 to $211,095) principally from increases in payroll and travel costs. We expect our costs to fluctuate until we are able to license our products.

Net loss also increased by 44% during the three months ended September 30, 2010.

Results of Operations for the Nine Months Ended September 31, 2010 and 2009

Revenues decreased in the nine months ended September 30 from $11,500 of consulting in 2009 to no revenues in 2010. We do not expect any consulting revenues, but are in the process of licensing our on-line gaming products.

Operating expenses for the nine months ended September 30, 2010 increased by 106% (from $274,240 to $564,722) principally from increases in payroll and travel costs. We expect our costs to fluctuate until we are able to license our products.

Net loss for the nine months ended September 30, 2010 increased by 115%.

Equity and Capital Resources

Cash decreased by $79,665 to $8,084 during the nine months ended September 30, 2010. Cash provided from the issuance of common stock increased from $171,181 to $262,668 during the nine months ended September 30, 2010, and accrued payroll increased by $235,520.

Results of Operations for the Years Ended December 31, 2009 and 2008.

Revenues decreased in the year ended December 31, 2009 from $30,800 to $11,600 (63%) due mainly to the Company stopping all Website consulting business.

Operating expenses for the year ended December 31, 2009 increased by 310% (from $637,458 to $1,978,675) principally from increases in consulting and professional expenses. We expect our costs to fluctuate until we begin to generate revenues.

Net loss for the year ended December 31, 2009 increased by 324% over 2008, due principally to increased expenditures in marketing.

Cash increased by $86,509 to $87,749 during the year ended December 31, 2009. Cash provided from the issuance of common stock for cash increased from $27,403 to $564,300 during the year ended December 31, 2009.

Effects of Inflation

We do not believe that inflation has had a material impact on our business.

Critical Accounting Estimates and Policies

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and judgments related to the application of certain accounting policies.

While we base our estimates on historical experience, current information and other factors deemed relevant, actual results could differ from those estimates.  We consider accounting estimates to be critical to our reported financial results if (i) the accounting estimate requires us to make assumptions about matters that are uncertain and (ii) different estimates that we reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have material impact on our financial statements.

We consider our policies for revenue recognition to be critical due to the continuously evolving standards and industry practice related to revenue recognition, changes which could materially impact the way we report revenues.  Accounting policies related to: fair value of financial instruments, trade accounts receivable, property and equipment, impairment of long-lived assets, track settlements and wagering deposits, stock-based compensation, and income taxes are also considered to be critical as these policies involve considerable subjective judgment and estimation by management.  Critical accounting policies, and our procedures related to these policies, are described below.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for current assets and current liabilities approximate fair value due to their short-term nature. The carrying amounts reported for long-term debt approximate fair value because the underlying instruments bear interest rates which approximate current market rates for obligations with similar terms.

Trade Accounts Receivable

Accounts receivable are stated at the amount we expect to collect.  We regularly review our accounts receivable and make provisions for potentially uncollectible balances.  Uncollectible balances are written off against the allowance after extensive efforts of collection and when balances are deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when cash is received.  A trade receivable is considered to be past due if any portion of the receivable balance has not been received by is within its normal terms.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the asset, which range from six to ten years.

Maintenance and repairs of equipment are charged to operations and major improvements are capitalized. Upon retirement, sale, or other disposition of equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

Impairment of Long-lived Assets

We periodically review the carrying value of our long-lived assets in relation to historical results, as well as management’s best estimate of future trends, events and overall business climate. If such reviews indicate that the carrying value of such assets may not be recoverable, we will then estimate the future cash flows generated by such assets (undiscounted and without interest charges). If such future cash flows are insufficient to recover the carrying amount of the assets, then impairment is triggered and the carrying value of any impaired assets would then be reduced to fair value.

Stock-Based Compensation

The cost of all share-based awards to employees, including grants of employee stock options and restricted stock, is recognized in the financial statements based on the fair value of the awards at grant date. The fair value of stock option awards is determined using the Black-Scholes valuation model on the date of grant. The fair value of restricted stock awards is equal to the market price of our common stock on the date of grant. The fair value of share-based awards is recognized as stock-based compensation expense on a straight-line basis over the requisite service period from the date of grant.

Income Taxes

We recognize an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements.  Temporary differences will result in taxable or deductible amounts in future years when the amounts reported in the financial statements are recovered or settled. These deferred tax assets or liabilities are measured using the tax rates that are anticipated to be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and a valuation allowance is provided as necessary.

Liquidity and Capital Resources

The accompanying consolidated financial statements for the years ended December 31, 2009 and 2008 have been prepared on a basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. We have continuing net losses and negative cash flows from operating activities. In addition, we have deficiencies in working capital and stockholders’ equity as of the balance sheet dates.  These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. These circumstances caused our independent registered public accounting firm to include an explanatory paragraph in their report dated November 15, 2010, regarding their concerns about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to deploy technology for our core businesses that generates sufficient revenue and cash flows to meet our obligations and on our ability to obtain additional financing or sell assets as may be required to fund current operations. Management’s plans include generating income from our internet networks and operational programs to permit us to generate sufficient cash flows to continue as a going concern. There is no assurance these plans will be realized.

To date, we have financed our operations primarily through private placements of the sale of our common stock and the issuance of convertible notes in private offering transactions that were exempt from the registration requirements of the Securities Act.  During the nine months ended September 30, 2010, we raised $ -0- from borrowings and $262,658 from the sale of common stock.  During the nine months ended September 30, 2009, we raised $ -0- from borrowings.  We used cash in operating activities of $312,333 and $123,803 during the nine months ended September 30, 2010 and 2009, respectively.  During the years ended December 31, 2009 and 2008, we raised $-0- from borrowings and $576,100 and $850,000 from issuance of common stock, respectively.  We used cash in operating activities of $515,196 and $60,703 during the years ended December 31, 2009 and 2008, respectively. Our working capital and other capital requirements for the next twelve months will vary based upon a number of factors, including the period required to bring our proposed services to commercial viability, the level of sales and marketing costs for our products and services, and the amounts we invest in strategic relationships.  However, because several factors related to the growth of our operations remain outside of our control, there can be no assurance we will achieve commercial viability on our anticipated timeline.

           We believe that existing funds, funds generated from our operations, plus those we raise from borrowings and sales of investments will be sufficient to support our operations for the next twelve months.  However, it is possible we will not be able to maintain our core services through such period or that we will not raise sufficient additional funds from asset sales and borrowings to cover operational expenses.  Under those circumstances, we will need to obtain additional funding to support our operations.  Because we have no contractual commitments with respect to any of these initiatives, there can be no assurance that additional funds for operations will be available on commercially reasonable terms or in the necessary amounts.  Our inability to obtain any needed additional financing would have a material adverse effect on us, including possibly requiring us to significantly curtail our operations.

Off-Balance Sheet Arrangements

None.

Item 3.	Properties

We do not own any real property.  We lease approximately 400 sq, ft. of office space in Las Vegas, NV, at a monthly rent of $350.00. The term of the lease is month to month. We believe that there is sufficient office space available at favorable leasing terms both to replace existing office space and to satisfy any additional needs we may have as a result of future expansion.

Item 4.	Security Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of shares of our common stock as of January 4, 2011 known by us through transfer agent records, held by: (i) each person who beneficially owns 5% or more of the shares of common stock then outstanding; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group.

The information in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act.  To our knowledge and unless otherwise indicated, each stockholder has sole voting power and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable.  Percentage ownership is based on 907,779,359 shares of common stock outstanding as of January 31, 2011.

Name and Address of Beneficial Owner	Number of Shares (1)		Percentage of Class (2)

Donald Bailey(4) 3960 Howard Hughes Parkway, Ste. 500 Las Vegas, NV 89169	118,603,941	(3)	13.06%

Linda Bailey(4) 3960 Howard Hughes Parkway, Ste. 500 Las Vegas, NV 89169	44,777,777		4.93%

Directors and Officers as a Group (2)	163,381,718		17.99%

*           Less than 1%.

(1)
Beneficial ownership as a percentage of the class for each person holding options, warrants or other rights exercisable within 60 days of January 31, 2011 has been calculated as though shares of our common stock subject to such options were outstanding.  However, such shares have not been deemed outstanding for the purpose of calculating the percentage of the class owned by any other person.

(2)
The percentage indicated represents the number of shares of our common stock, warrants and options exercisable within 60 days held by the indicated stockholder divided by the sum of (a) the number of shares subject to warrants and options exercisable by such stockholder within 60 days and (b) 907,779,359 which is the number of shares of our common stock issued and outstanding as of January 4, 2011.

(3)
Does not include Warrants to purchase 100,000,000 shares of our common stock, at an exercise price of $0.01 per share. The Warrants are exercisable for a period of six months after the Company files it form 10-K for the year 2010.

(4)	Donald and Linda Bailey are husband and wife and each of them has beneficial ownership and control of each others shareholdings.

Item 5.	Directors and Executive Officers

Directors and Executive Officers

Each director serves until the next annual meeting of the stockholders and until his successor is duly elected and qualified.  Information regarding our directors and executive officers is set forth below:

NAME	AGE	POSITION
Donald L. Bailey	55	President, Chief Financial Officer, Director
Linda I. Bailey	47	Executive Vice President, Secretary, Director

Donald L. Bailey has served as president chief financial officer and a member of the board of directors since its inception in December 2000.  A business graduate and football athlete from Tulane University in Louisiana with over 30 years experience in business management and architectural computer design and development.  Mr. Bailey founded a casino management corporation consisting of online and traditional gaming executives.  These fellow individuals serve as a think tank for the gaming industry.  Mr. Bailey specialized in computer design with past clients such as Mobil Oil, Walt Disney Corporation, Los Angeles Department of Water & Power and other Fortune 500 corporations.  In 1996, Mr. Bailey utilized his computer and management experience and created one of the first Internet Casinos introduced on the Internet (Atlantis-Gaming).  Over the years, Mr. Bailey has been known for his innovative ideas and designs.  As a pioneer of Internet gaming software platforms, Mr. Bailey is the original designer for all Atlantis products and designs ranging from numerous Internet Casinos and  ), Casino Gateway Network(an Online Gaming System). Other designs include Web Directory Assistance (an operator assisted search engine technology), Good-as-Gold (an online ATM, to Architectural Casino Hotel Designs & Development.  To his credit he developed an architectural design that received numerous awards including an exhibit at the 1984 World’s Fair in New Orleans, Louisiana titled “Amphibious Community Design” (a totally self-sufficient floating development on water aka one of the first barge-based casino designs).

Linda I. Bailey has served as executive vice president, secretary and a member of the board of directors since its inception in December 2000.  A business and marketing major from Santa Monica College in California.  Over 10 years of experience in Executive Administration in the overall operations of an Internet Gaming and Software development corporation.  Responsible for the coordination of communications between ATIG’s executive office and technological personnel as it applies to the marketing, development and implementation of Internet technology to the gaming industry.  Mrs. Bailey was an Executive Assistant & Public Relations representative for CEO’s and Vice Presidents at Tenet Healthcare Corporation for over 10 years.  Other experience included working in the legal field with the Pennsylvania Governor’s Office of General Counsel for Gov. Richard Thornburg and Gov. Robert Casey.

Donald and Linda Bailey are husband and wife.

AUDIT COMMITTEE

We do not presently have an Audit Committee and the entire Board acts in such capacity for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint an Audit Committee.

In lieu of an Audit Committee the Board is empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

COMPENSATION COMMITTEE

We do not presently have a Nominating Committee and the Board acts in such capacity for the immediate future due to the limited size of the Board. We intend to increase the size of its Board in the future, at which time it may appoint a Compensation Committee.

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of Atlantis, including stock compensation, and bonus compensation to all employees.

NOMINATING COMMITTEE

We do not have a Nominating Committee and the Board acts in such capacity.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Upon becoming registered under the Securities Exchange Act of 1934 (the “Exchange Act of 1934”), Section 16(a) of the Exchange Act of 1934, will require that our directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.

Item 6.	Executive Compensation

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by the following types of executive officers (the “Named Executive Officers”) for each of our last two completed fiscal years: (i) each individual who served as, or acted in the capacity of, our principal executive officer for the fiscal year ended December 31, 2009; and (ii) each of our other most highly compensated executive officers whose total annual compensation and bonus exceeded $100,000 for the fiscal year ended December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Total ($)
Donald Bailey	2009	210,000		210,000
	2008	150,000		150,000

Linda Bailey	2009	150,000		150,000
	2008	75,000		75,000

Employment Agreement

The Company does not have any written employment agreements with its officers or other employees.

Stock option plan

We do not have a stock option plan and we have not issued any warrants, options or other rights to acquire our securities. However, we intend to adopt an incentive and non-statutory stock option plan during the first half of the year 2010.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director's compensation

At present we do not pay our directors compensation for attending meetings of our Board of Directors, although we expect to adopt a director compensation policy by the end of the year 2011. We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments, but may reimburse Directors for reasonable expenses incurred in attending meetings.

Item 7.	Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

During the period from  January,  2008 through September, 2010, the two officers and Directors of the Company, Donald and Linda Bailey, made a series of loans to the Company in a principal amount totaling $353,940 to help fund cash-flow deficiencies from the Company’s operations.  These loans accrue no interest and are payable upon demand..

During the period from January, 2008 through September 2010 the Company had deferred payment of salaries due to its two officers in the aggregate amount of $1,221,917.  No interest was accrued with respect to these deferred salary amounts.  On July 9, 2009, the Company issue 23,809,524 shares of its common stock, valued at $500,000 to Donald Bailey, reducing the remaining deferred salary owed to them to $1,221,917, as of September 30,2010.

Director Independence

Our Board has determined that none of our directors are independent under the NSASDAQ Stock Market listing rules.

Item 8.	Legal Proceedings

None.

Item 9.	Market Price of and Dividends on the Registrant’s Common Stock and Related Stockholder Matters

Market Information

            Transactions in our common stock are currently reported in the United States under the symbol “ATIG.PK” on the “Pink Sheets”, a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities.  The following table sets forth the range of high and low bids reported in the over-the-counter market for our common stock.  The prices shown below represent prices in the market between dealers in securities; they do not include retail markup, markdown or commissions, and do not necessarily represent actual transactions.  The “Pink Sheets” is neither a stock exchange nor a self-regulatory organization and is not regulated by either Financial Industry Regulatory Authority or the SEC.

QUARTER ENDED	LOW	HIGH
Quarter ended March 31, 2008	$0.005	$0.03
Quarter ended June 30, 2008	$0.008	$0.025
Quarter ended September 30, 2008	$0.002	$0.016
Quarter ended December 31, 2008	$0.0025	$0.08
Quarter ended March 31, 2009	$0.0025	$0.02
Quarter ended June 30, 2009	$0.009	$0.04
Quarter ended September 30, 2009	$0.015	$0.08
Quarter ended December 31, 2009	$0.016	$0.065
Quarter ended March 31, 2010	$0.008	$0.0245
Quarter ended June 30, 2010	$0.0075	$0.0175
Quarter ended September 30, 2010	$0.0025	$0.017
Quarter ended December 31, 2010	$0.001	$0.007

Outstanding Shares and Number of Stockholders

As of January 31, 2011, the number of shares of common stock outstanding was 907,779,359.  As of that date, there were approximately 122 record holders of our shares of issued and outstanding common stock.  This figure does not include holders of shares held in securities position listings.  As of January 31, 2011, we have not issued any shares of preferred stock.

Dividends

We have never declared or paid dividends on our common stock.  Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

Item 10.	Recent Sales of Unregistered Securities

On May24, 2005, we issued a Warrant to purchase 25,000,000 shares of our common stock at an exercise price of $0.01 per share, to a consultant.  The Warrant expires two years after the Company becomes a reporting company with the SEC.

Between January 5 and December 3, 2008, we issued 15,050,000 shares of our common stock at prices between $0.012 and $0.05 per share, for an aggregate amount of $253,600, to 15 consultants and third party contractors.

On February 20 and November 26, 2008, we sold a total of 1,666,666 shares of our common stock at $0.016 per share and warrants, for an aggregate amount of $50,000, to three investors.

Between February 23 and December 24, 2009, we sold 36,282,745 shares of our common stock to investors at prices between $0.0025 and $0.02 per share, for an aggregate amount of $564,300.

On August 31, 2009, we issued 2,166,666 shares of our common stock to an investor, upon his exercise of a Warrant at an exercise price of $0.015 per share, for an aggregate amount of $32,500.

Between May 12 and December 2, 2009, we issued 27,991,664 shares of our common stock, valued at $1,232,494, to 22 consultants and third party contractors.

Between June 2 and December 9, 2009, we sold 8,166,662 Units to 11 “accredited” investors, at prices between $0.015 and $0.03 per unit, for an aggregate value of $130,000.  Each unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $0.02 per share. The warrants expire two years after the date of investment.

On September 22, 2009, we issued 10,000,000 shares of our common stock, valued at $650,000 to Grant Bettingen, Inc., as consulting fees.

On July 9, 2009, we issued 23,809,524 shares of our common stock, valued at $500,000, to Donald Bailey, our President, upon conversion of deferred salary owed to him by Atlantis.

Between January 12 and December 28, 2010, we sold 228,781,635 shares of our common stock at prices between $0.0011 and $0.022 per share, for an aggregate amount of $492,850.

Between August 13 and November 23, 2010 we issued 33,000,000 shares of our common stock, valued at $660,000, to four consultants and third party contractors.

We believe that all of the foregoing issuances qualified for exemption under Section 4(2) of the Securities act of 1933, as amended.

Item 11.	Description of Registrant’s Securities to be Registered

As amended, our Articles of Incorporation authorize the issuance of 1,000,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of January 31, 2011, there were 907,779,359 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

Description of Common Stock

Except as otherwise required by law, each share of common stock entitles the stockholder to one vote on each matter which stockholders may vote on at all meetings of stockholders. Holders of common stock are not entitled to cumulate votes in the election of directors. Holders of common stock do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. Subject to any prior rights of the preferred stock, holders of common stock are entitled to share ratably in dividends paid from the funds legally available for the payment thereof, when, and if declared by our board of directors. The declaration of dividends, however, is subject to the discretion of our board of directors. Subject to any prior rights of the preferred stock, holders of common stock are also entitled to share ratably in the assets of the company available for distribution to holders of common stock after payment of our liabilities upon the liquidation or dissolution of the company whether voluntary or involuntary.

Description of Preferred Stock

Our preferred stock is what is known as “blank check” preferred. This means that our board of directors is authorized to fix, prior to the issuance of any shares of each particular series of preferred stock, the designation, powers, preferences, and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series.

Proposed Reverse Stock Split

In connection with our intended listing on the OTCBB, we plan to implement a reverse stock split, in a range from one-for-ten (1-for-10) to one-for-twenty (1-for-20), inclusive.  The reverse stock split is being implemented due to the low selling price of our common stock and the large number of shares of common stock that we have outstanding.  The reverse stock split must be approved by our stockholders, and there is no guarantee that such approval will be obtained.  If such approval is obtained and the reverse stock split is implemented, there is no guarantee that the reverse stock split will increase our share price.  We also cannot guarantee that any increase in the price of our common stock resulting from the reverse split will be proportionate to the reverse split ratio, prevail in the market for any specific period of time, increase the trading volume of our shares, or increase our ability to raise capital through the sale of our shares.  If the reverse stock split fails to increase our share price proportionate to the reverse stock split ratio, holders of our common stock will be adversely affected.

Registration Rights

Holders of the aggregate of 8,166,662 shares of our common stock and 8,166,662 shares issuable upon exercise of warrants may require us to register their shares for resale under the Securities Act if we ever file a registration statement for the public sale of our securities with the SEC (other than any registration of securities on forms on which shares of selling shareholders may not be registered, such as Form S-4 or Form S-8).  Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restrictions under the Securities Act immediately upon the effectiveness of such registration.  Any sales of securities by these stockholders could adversely affect the trading prices of our common stock and other securities.

Transfer Agent

The transfer agent for our common stock is Holladay Stock Transfer, 2939 N. 67th Place, #C, Scottsdale, AZ 85251.  Telephone number is (480) 481-3940.

Item 12.	Indemnification of Directors and Officers

Our Articles of Incorporation in effect as of the date hereof, (the “Articles”) provide that a director will not be liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof ifs not permitted under the Revised Statutes of Nevada as currently in effect or as the same may be amended.  Under the Statutes, the directors have a fiduciary duty to us that is not eliminated by this provision of the Articles and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the Statutes for breach of the director’s duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to not be in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Statutes. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

The Statutes provide that a corporation may, and our Articles and Bylaws provide that we shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise (the “Indemnified Party”), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in respect of any action or suit by or in the right of the corporation if the Indemnified Party shall have been adjudged to be liable to the corporation, unless and only to the extent that the court shall determine that, despite the adjudication of liability but in view of all circumstances, such person is fairly and reasonably entitled to indemnity. Furthermore, the Statutes and our Bylaws provide that determination of an Indemnified Party’s eligibility for indemnification by us shall be made on a case-by-case basis by: (i) the stockholders; (ii) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Statutes also empower a corporation to purchase insurance and make other financial arrangements with respect to liability arising out of the actions or omissions of directors, officers, employees or agents in their capacity or status as such.  Currently, we do not have any Directors & Officers’ Insurance.

The Statutes also provide that the allowed indemnification will not be deemed exclusive of any other rights to which the directors, officers and others may be entitled under our Bylaws, any agreement, a vote of stockholders or otherwise.

Item 13.	Financial Statements and Supplementary Data

The financial statements and report of independent auditors are filed as a separate part of this report on pages F-1 through F-42.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 15.	Financial Statements and Exhibits

(a)           Our financial statements are attached hereto beginning at page F-1.

(b)           Exhibits

The following documents are filed as exhibits hereto unless otherwise indicated:

Exhibit No.	Description
3.1	Articles of Incorporation, dated December 30, 2004.
3.2	Certificate of Amendment to Articles of Incorporation, dated April 23, 2007.
3.3	Bylaws, dated December 30, 2004.
4.1	Form of Stock Certificate
10.3	License Agreement dated October 27, 2009 between the Company and EMI Entertainment World, Inc.
21	Subsidiaries of the Registrant.

ATLANTIS INTERNET GROUP CORP.

R.R. Hawkins & Associates International, a Professional Corporation

DOMESTIC & INTERNATIONAL BUSINESS CONSULTING

A superior method to building big business..."

To the Board of Directors and Shareholders
Atlantis Internet Group, Inc.
Harrisburg, PA

Report of Independent Registered Public Accounting Firm

We have audited the balance sheet of Atlantis Internet Group, Inc. as of December 31, 2009 and 2008, the related statements of operations, stockholders' equity and cash flows for the years ending December 31, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the schedule of accounts receivable is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule of accounts receivable. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantis Internet Group, Inc. as of December 31, 2009 and 2008, the results of operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses since inception, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ R.R. Hawkins & Associates International, a PC
November 15, 2010
Los Angeles, CA

5777 W. Century Blvd. , Suite No. 1500
Los Angeles, CA 90045
T: 310.553.5707 F: 310.553.5337
www.rrhawkins.com

Atlantis Internet Group Corporation
Balance Sheets

	December 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$87,749	$1,240

Total current assets	87,749	1,240

Equipment, net	2,777	9,444

Other Assets
License	110,000	-

Total assets	$200,526	$10,684

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$602,755	$555,535
Accrued payroll – related parties	986,397	1,342,327
Due to stockholders – related parties	353,940	218,632

Total current liabilities	1,943,092	2,116,494

Commitments and contingencies
Stockholders’ Deficit
Common stock, $0.001 par value, 1,000,000,000 shares authorized; 704,221,059 and 613,970,460 shares issued and outstanding at December 31, 2009 and 2008, respectively	554,222	463,970
Additional paid-in capital	8,133,229	5,904,562
Accumulated deficit	(10,430,017)	(8,474,342)

Total stockholders’ deficit	(1,742,566)	(2,105,810)

Total liabilities and stockholders’ deficit	$200,526	$10,684

See accompanying notes to financial statements.

Atlantis Internet Group Corporation
Statements of Operations

		For the Year
	For the Year Ended December 31, 2009	Ended December 31, 2008

Contract revenue	$11,500	$30,800

Operating expenses:
Consulting expense	1,430,479	257,635
Payroll and benefits expense	364,831	248,320
Depreciation expense	6,667	6,667
Travel and business entertainment expense	90,373	24,930
General and administrative expense	74,825	99,906

Total operating expenses	1,967,175	637,458

Net loss	$(1,955,675)	$(606,658)

Net loss per common share, basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding – basic and diluted	660,515,520	611,453,122

See accompanying notes to financial statements.

Atlantis Internet Group Corporation
Statement of Stockholders’ Deficit and Comprehensive Loss
For the Years Ended December 31, 2009 and 2008

	Common Shares	Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance at December 31, 2007	597,253,794	$447,253	$5,611,589	$(7,867,684)	$(1,808,842)
Issuance of common stock for cash	1,666,666	1,667	25,736	–	27,403
Issuance of stock warrants for cash	–	–	22,597	–	22,597
Issuance of common stock for services	15,050,000	15,050	238,550	–	253,600
Imputed interest on loans	–	–	6,090	–	6,090
Net loss for the period	–	–	–	(606,658)	(606,658)
Balance at December 31, 2008	613,970,460	$463,970	$5,904,562	$(8,474,342)	$(2,105,810)
Issuance of common stock for cash	36,282,745	36,283	528,017	–	564,300
Finders fees	-	-	(20,700)	–	(20,700)
Exercise of stock warrants for cash	2,166,666	2,167	30,333	–	32,500
Issuance of common stock for conversion of liabilities	23,809,524	23,810	476,190	–	500,000
Issuance of common stock for services	27,991,664	27,992	1,204,502	–	1,232,494
Imputed interest on loans	–	–	10,325	–	10,325
Net loss for the period	–	–	–	(1,955,675)	(1,955,675)
Balance at December 31, 2009	704,221,059	$554,222	$8,133,229	$(10,430,017)	$(1,742,566)

See accompanying notes to financial statements.

Atlantis Internet Group Corporation
Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008

	2009	2008

Operating activities
Net loss	$(1,955,675)	$(606,658)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,667	6,667
Issuance of stock for conversion of accrued payroll	500,000
Issuance of stock in lieu of cash for services	1,232,494	253,600
Imputed interest	10,325	6,090
Changes in operating assets and liabilities
Increase in accounts payable	47,220	42,022
(Decrease) increase in accrued payroll	(356,227)	237,576
Net cash used in operating activities	(515,196)	(60,703)

Investing activities
Purchase of license	(110,000)
Net cash (used in) investing activities	(110,000)	–

Financing activities
Net proceeds from issuance of common stock	543,600	50,000
Net proceeds from exercise of stock warrants	32,500	–
Net borrowings from stockholders	135,605	8,350
Net cash provided by financing activities	711,705	58,350

Net increase (decrease) in cash and cash equivalents	86,509	(2,353)
Cash and cash equivalents at beginning of period	1,240	3,593
Cash and cash equivalents at end of period	$87,749	$1,240

See accompanying notes to financial statements.

Atlantis Internet Group Corporation
Notes to Financial Statements
December 31, 2009

1. Basis of Presentation and Summary of Significant Accounting Policies

Business Description
Atlantis Internet Group Corporation (“Atlantis” or the “Company”) is in the on-line gaming software business.  Atlantis was incorporated in State of Delaware in 2000.   In 2004, the Company re-domiciled in the State of Nevada.

During 2009, the Company was issued a patent from the Unites States Patent Office for our Jukebox Slots.  Also during 2009, the Federal Gaming Commission (National Indian Gaming Commission) granted approval of the Company’s Casino Gateway Network, the first and only nationwide gaming network offering Class III, Class II and online games as well as approval of Quarterback Draw Football and Bango Football the first nationwide simulated Football and Bingo games.  The Company was also approved as a Class III, Class II and Bingo provider.

Going Concern
The financial statements have been prepared assuming the Company will continue as a going concern. Atlantis has experienced net losses and negative cash flows from operations since its inception and expects its losses to continue as the Company awaits for current United States laws to be changed and permit on-line gaming. As of December 31, 2009, the Company had negative working capital of ($1,855,343), an accumulated deficit of ($10,430,017).  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to raise additional capital in order to fund is operations, and therefore believes it is appropriate for the financial statements to be prepared on a going concern basis. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts may differ from those estimates.

Concentration of Credit and Other Risks and Uncertainties
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company’s cash and cash equivalents are generally invested in deposit accounts or money market accounts with U.S banks, and deposits may exceed the amount covered by insurance for loss. As of December 31, 2009 and 2008, the Company did not have any amounts of uninsured cash.

Fair Value of Financial Instruments
For financial instruments consisting of cash and cash equivalents, short-term investments, prepaid expenses and other assets, accounts payable and accrued liabilities included in the financial statements, the carrying amounts are reasonable estimates of the fair value due to their short maturities. The fair value of other short-term and long-term obligations is estimated based on current interest rates available for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

Revenue Recognition
Revenue is recognized in accordance with the provisions of ASC Topic 605: Revenue Recognition, which codified the criteria for the recognition of revenue by companies.  As current U.S. laws prohibit on-line gaming, the Company has earned revenues from consulting services.

Cash and Cash Equivalents
The Company classifies all highly liquid investments with a maturity period of three months or less at the time of acquisition to be cash equivalents.

Equipment
Equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, which is generally three years. Upon sale or retirement of the assets, the costs and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statement of operations. Repair and maintenance expenses are charged to the statement of operations as they are incurred. Depreciation expense for the years ended December 31, 2009 and 2008 was $6,667 and $6,667, respectively.

Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when future estimated undiscounted cash flows expected to result from use of the asset, and its eventual disposition, are less than the carrying amount of the asset. The impairment loss would be based on the excess of the carrying value over its respective fair value. For the years ended December 31, 2009 and 2008, the Company has not recorded any impairment losses.

Patents
The Company has applied for a patent on its internally developed Casino Gateway Network technology.  Research and development costs associated with the internally developed technology are expensed as incurred, until such time as the technology achieves technological feasibility.  Such achievement has not yet occurred.  Legal fees, if any, incurred for the protection and defense of the technology are capitalized.  As of December 31, 2009, no costs have been capitalized related to such technologies.

General and Administrative Expenses
The Company’s general and administrative expenses include administrative personnel costs, insurance, accounting and legal expenses.

Stock-based Compensation
Stock options issued to employees are accounted for in accordance with FASB ASC Topic 718, using an estimate of the fair value of the stock option on the date it is granted. The estimated fair value on the grant date is recognized in the statement of operations on a straight-line basis over the vesting period of the underlying stock options. During the years ended December 31, 2009 and 2008, the Company has not issued any stock options to employees.

Income Taxes
The Company uses the balance sheet method of accounting for income taxes, and determines deferred tax assets and liabilities based on differences between the financial reporting and tax reporting basis of assets and liabilities. The Company measures these assets and liabilities using enacted tax rates and laws that are scheduled to be in effect when the differences are expected to reverse. Because the realization of deferred tax assets is dependent on future earnings, if any, and the Company’s future earnings are uncertain, all of the Company’s net deferred tax assets have been fully offset by a valuation allowance.

Net Loss per Share and Anti-dilutive Securities
Net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. During the years ended December 31, 2009, and 2008, potentially dilutive stock warrants, exercisable into stock aggregating 207,999,996 and 202,000,000 shares, respectively, were outstanding and not considered in the loss per share computation because their effect would have been antidilutive.

2. Recent Accounting Pronouncements

On July 1, 2009, the FASB officially launched the FASB ASC 105“Generally Accepted Accounting Principles”, which established the FASB Accounting Standards Codification (“the Codification”), as the single official source of authoritative, nongovernmental, U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission.  The Codification is designed to simplify U.S. GAAP into a single, topically ordered structure.  All guidance contained in the Codification carries an equal level of authority.  The Codification is effective for interim and annual periods ending after September 15, 2009.  Accordingly, the Company refers to the Codification in respect of the appropriate accounting standards throughout this document as “FASB ASC”.  Implementation of the Codification did not have any impact on the Company’s consolidated financial statements.

2.  Recently Issued Accounting Pronouncements (continued)

In August 2009, the FASB issued Accounting Standard Update “ASU” No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value”.  This ASU clarifies the fair market value measurement of liabilities.  In circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a technique that uses quoted price of the identical or a similar liability or liabilities when traded as an asset or assets, or another valuation technique that is consistent with the principles of Topic 820 such as an income or market approach.  ASU No. 2009-05 was effective upon issuance and it did not result in any significant financial impact on the Company upon adoption.

 In September 2009, the FASB issued ASU No. 2009-12 “Fair Value Measurements and Disclosures (Topic 820) – Investments in Certain Entities That Calculate Net Asset Value per Share (or its equivalent)”.  This ASU permits use of a practical expedient, with appropriate disclosures, when measuring the fair value of an alternative investment that does not have a readily determinable fair value.  ASU No. 2009-12 is effective for interim and annual periods ending after December 15, 2009, with early application permitted.  Since the Company does not currently have any such investments, it does not anticipate any impact on its financial statements upon adoption.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”.  SFAS No. 167 addresses the effect on FASB Interpretation 46(R), “Consolidation of Variable Interest Entities” of the elimination of the qualifying special-purpose entity concept of SFAS No. 166, “Accounting for Transfers of Financial Assets”.  SFAS No. 167 also amends the accounting and disclosure requirements of FASB Interpretation 46(R) to enhance the timeliness and usefulness of information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the Company’s first interim reporting period that begins after November 15, 2009. Earlier application is prohibited.  The Company does not anticipate any significant financial impact from adoption of SFAS No. 167. As of December 31, 2009, SFAS No. 167 has not been added to the Codification.

In May 2009 and as updated February 2010, the FASB issued FASB ASC 855, “Subsequent Events”.  This Statement addresses accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  FASB ASC 855 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, the date issued.  The Company adopted this Statement in 2009.  As a result the date through which the Company has evaluated subsequent events and the basis for that date have been disclosed in Note 17.

In April 2009, the FASB issued an update to FASB ASC 820, “Fair Value Measurements and Disclosures”, related to providing guidance on when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.  The update clarifies the methodology to be used to determine fair value when there is no active market or where the price inputs being used represent distressed sales.  The update also reaffirms the objective of fair value measurement, as stated in FASB ASC 820, which is to reflect how much an asset would be sold in and orderly transaction, and the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive.  The Company adopted this Statement in 2009 without significant financial impact.

In December 2007, the FASB issued an update to FASB ASC 810, “Consolidation”, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of non-controlling owners. The Company adopted this update in 2009 without significant impact on the consolidated financial position, results of operations, and disclosures.

In June 2009, ASC 810.10, Amendments to FASB Interpretation No. 46(R), was issued. The objective of ASC 810.10 is to amend certain requirements of ASC 860 (revised December 2003), Consolidation of Variable Interest Entities, or ASC 860 to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASC 810 carries forward the scope of ASC 860, with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Accounting for Transfers of Financial Assets.  ASC 810.10 nullifies FASB Staff Position ASC 860, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.  The principal objectives of these new disclosures are to provide financial statement users with an understanding of:

a.
The significant judgments and assumptions made by an enterprise in determining whether it must consolidate a variable interest entity and/or disclose information about its involvement in a variable interest entity;

b.
The nature of restrictions on a consolidated variable interest entity’s assets and on the settlement of its liabilities reported by an enterprise in its statement of financial position, including the carrying amounts of such assets and liabilities;

c.	The nature of, and changes in, the risks associated with an enterprise’s involvement with the variable interest entity; and
d.	How an enterprise’s involvement with the variable interest entity affects the enterprise’s financial position, financial performance and cash flows.

ASC 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. The provisions of ASC 810 need not be applied to immaterial items.

3. Related Parties

The Company has two employees, whom are deemed related parties based on significant stock ownership, which earn an aggregated annual amount of $360,000 and $240,000 for the years ended December 31, 2009 and 2008, respectively.  Due to inadequate cash positions of the Company for several years, the Company made only partial payments to the employees.  As of December 31, 2009 and 2008, aggregate accrued balances due the employees were $986,397 and $1,342,327, respectively.  During 2009, the employees settled $500,000 of the liabilities due them in exchange for approximately 24,800,000 shares of the Company’s common stock.

The Company’s two employees, related parties, have continuously granted loans to the Company based on the cash flow needs of the Company.  The loans are non-interest bearing and due on demand.  Amounts due to the related parties in aggregate as of December 31, 2009 and 2008 are approximately $353,900 and $218,600, respectively.  The balances due include imputed interest of approximately $33,000 and $23,000 respectively.  The imputed interest has been recorded as components of additional paid-in capital in the respective years.

During 2007, as part of a joint venture with a now defunct partner, the Company issued 150,000,000 shares of common stock to the partner as an investment in property and assets of the partner.  Due to the impairment of the assets and the termination of the joint venture, no value was assigned to the shares issued.  During 2009, these shares were cancelled.   The issuance of these shares resulted in the partner being a greater than 20% shareholder during the year ended December 31, 2008.

4. Warrants
In February 2008, in connection with a certain sale of common stock agreement, the Company issued warrants to one investor for the purchase of 1,000,000 shares of common stock.  The exercise period for these warrants is a six month period from the date of the filing of the Company’s initial Form 10-K with the SEC for the year ended December 31, 2008.  The warrants have an exercise price of $0.03 per share.

During 2009, in connection with certain sales of common stock, the Company issued warrants to investors for the purchase of 8,166,662 shares of common stock.  The exercise period for these warrants is a six month period from the date of the filing of the Company’s initial Form 10-K with the SEC for the year ended December 31, 2009.  The warrants have an exercise price range between $0.015 and $0.03 per share.

As of the date of this report, no SEC filings have occurred and 2,166,666 of these warrants have been exercised for an aggregate value of $32,500.

Information regarding the warrants outstanding, expired, and status is included within footnote 5.

5. Equipment

Equipment primarily consists of computer software.  The table below identifies the cost and accumulated depreciation of the assets as of December 31, 2009 and 2008.  Depreciation expense for the years ended December 31, 2009 and 2008 were $6,667 and $6,667, respectively.

	2009	2008
Computer software	$20,000	$20,000
Accumulated Depreciation	17,223	10,556
Net	$2,777	$9,444

6. License
During the year ended December 31, 2009, the Company paid $110,000 for the use of a software license.  The license is for an indefinite period of time.  In accordance with FASB ASC 350, Intangibles – Goodwill and Other, the Company has not recorded amortization of the license, and does test the asset for impairment at least annually.  As of December 31, 2009, no impairment has been recognized of the license.

7. Leases
During the year ended December 31, 2009, the Company entered into two leases for office space.  The first office leased is in Las Vegas, Nevada.  The lease is for 1 year, and began in June 2009.  The monthly rent for the lease is $325.  The second office lease is in Newport Bluff, California.  This six month lease began in November 2009 for a monthly expense of $3,160.

The table below shows the future minimum lease payments associated with the leases:

Year	Minimum payments under leases
2010	$14,265
Thereafter	-
Total	$14,625

8. Stockholders’ Equity

Rights of Common Stockholders
The Company has only common stock issued and outstanding. Accordingly, all outstanding shares are of the same class and have equal liquidation, preference and adjustment rights. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

Issuances of Common Stock

2008
During 2008, the Company issued 1,666,666 shares of common stock to investors for an aggregate amount of $50,000.
During 2008, the Company issued 15,050,000 shares of common stock to consultants for services performed during the year.  The aggregate value of the shares issued was $253,600.

2009
During 2009, the Company issued 36,282,745 shares of common stock to investors for an aggregate amount of $564,300.
During 2009, the Company issued 27,991,664 shares of common stock to consultants for services performed during the year.  The aggregate value of the shares issued was $1,232,494.
During 2009, the Company issued 2,166,666 shares of common stock as a result of the exercise of stock warrants.  The aggregate amount of $32,500 was received by the Company in these transactions.
During 2009, the Company issued $23,809,524 shares of common stock to settle $500,000 of accrued liabilities due to related parties.

Warrants for the purchase of Common Stock

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation provides that the Company value the issuance of stock options and warrants based on the fair value of the options or warrants at their respective grant dates.  The Company has elected to use the Black-Scholes option-pricing model (the “Black-Scholes model”) as its method of valuing the issuance of warrants to purchase shares of common stock. The Black-Scholes model requires assumptions to be made regarding expected volatility, expected term, risk-free interest rate and dividend yield of the security into which the warrants can be exercised.

The following were the weighted average assumptions used to value the Company’s stock warrants:

	Warrants Granted During the
	Years Ended December 31
	2008	2009

Expected volatility	162.11%	161.24%
Expected term	2 years	2 years
Risk-free interest rate	1.970%	1.970%
Dividend yield	0.0%	0.0%

Weighted-average fair value of options	$0.02	$0.016

The expected volatility was determined by the Company based on the historical volatility of the Company’s stock price. The expected term was determined as the time from the issuance of the warrants through the expected filing date of the Company’s initial Form 10-K filed with the SEC plus the 6 month expiration term of the warrants. The risk-fee interest rate was based upon the U.S. Treasury yield for expected life of the Company’s stock options on the date of grant. The dividend rate was based on the Company’s projections that show it will not be able to pay dividends for the foreseeable future.

Stock warrant transactions, as discussed in footnote 3, for the years 2009 and 2008 are summarized as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding at December 31, 2007	201,000,000	$0.03
Granted	1,000,000	0.03
Outstanding at December 31, 2008	202,000,000	0.03
Granted	8,166,662	0.03
Exercised	(2,166,666)	0.02
Outstanding at December 31, 2009	207,999,996	$0.03

The following table summarizes information about stock warrants outstanding and exercisable as of December 31, 2009:

		Weighted		Weighted
		Average		Average
	Number	Remaining		Remaining
	Of Warrants	Contractual	Number	Contractual
Exercise Price	Outstanding	Life (Years)	Exercisable	Life (Years)

$0.05	100,000,000	3	100,000,000	3
$0.03	102,166,666	3	102,166,666	3
$0.02	1,000,000	3	1,000,000	3
$0.015	4,833,330	3	4,833,330	3

	207,999,996	3	207,999,996	3
.
The aggregate intrinsic value of the warrants outstanding as of December 31, 2009 was $0, and the aggregate intrinsic value of the warrants that were exercisable was $24,167, based on a closing stock price of $.02 per www.pinksheets.com.

9. Income Taxes
The Company is subject to income taxes in the United States based on its operations.

There is no provision for income taxes because the Company has incurred operating losses. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain; therefore the net deferred tax assets have been fully offset by a valuation allowance. For 2009, and 2008, the valuation allowance increased by $1,835,675 and $606,658, respectively.

The significant components of the Company’s deferred tax assets are as follows:

	December 31,	December 31,
	2008	2009

Net operating loss carryforwards	$8,463,786	$10,292,794
Depreciation	10,556	17,223
	8,474,342	10,310,017

Valuation allowance	(8,474,342)	(10,310,017)
	$—	$—

At December 31, 2009, the Company’s federal net operating loss carrryforwards were $10,292,794, which expire in the years 2022-2023.  The availability of the Company’s net operating loss carryforwards may be subject to limitations based on ownership changes as defined in the tax codes, which could prevent the Company from realizing some or all of its net operating loss carryforwards.

10. Subsequent events
The Company has evaluated the impact of subsequent events through October 22, 2010, and has determined that the following events and transactions require disclosure within these financial statements.

In August 2010, the Company signed an agreement with Cake Gaming NV to supply poker and transaction processing on the Tribal Gaming Network. The deal marks the first legal Poker Network in the United States.

Atlantis Internet Group Corporation
Balance Sheets

	September 30	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$2,059	$87,749
Total current assets	2,059	87,749

Property and equipment, net	27,985	2,777

Other Assets
License	110,000	110,000

Total assets	$140,044	$200,526

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$614,832	$602,755
Accrued payroll – related parties	1,221,917	986,397
Due to stockholders – related parties	353,940	353,940

Total current liabilities	2,190,689	1,943,092

Commitments and contingencies
Stockholders’ Equity
Common stock, $0.001 par value, 1,000,000,000 shares authorized; 704,221,059 and 758,178,214 shares issued and outstanding at December 31, 2009 and September 30, 2010, respectively	608,179	554,222
Additional paid-in capital	8,341,940	8,133,229
Accumulated deficit	(11,000,764)	(10,430,017)
Total stockholders’ equity	(2,050,645)	(1,742,566)

Total liabilities and stockholders’ equity	$140,044	$200,526

The accompanying notes are an integral part of these financial statements

Atlantis Internet Group Corporation
Statements of Operations
For the Three and Nine Months Ended September 30,

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenue	$-	$-	$-	$11,500

Operating expenses:
Consulting and professional expense	62,687	95,696	113,191	139,566
Payroll and benefits expense	90,636	19,040	274,539	63,815
Depreciation expense	3,682	1,667	4,792	5,000
Travel and business entertainment expense	39,798	20,885	112,042	40,250
General and administrative expense	20,317	9,210	66,183	25,609
Total operating expenses	217,120	146,498	570,747	274,240

Net loss	$(217,120)	$(146,498)	(570,747)	$(262,740)

Net loss per share – basic and diluted	(0.00)	(0.00)	(0.00)	(0.00)

Weighted average shares outstanding	729,275,345	633,418,661	729,275,345	633,418,661

The accompanying notes are an integral part of these financial statements

Atlantis Internet Group Corporation
Statement of Stockholders’ Deficit and Comprehensive Loss
For the Nine Months Ended September 30, 2010

	Common Shares	Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance at December 31, 2009	704,221,059	$554,222	$8,133,229	$(10,430,017)	$(1,742,566)
Issuance of common stock for cash	53,957,155	53,957	208,711	–	262,668
Net loss for the period	–	–	–	(570,747)	(570,747)
Balance at September 30, 2010	758,178,214	$608,179	$8,341,940	$(11,000,764)	$(2,050,645)

The accompanying notes are an integral part of these financial statements

Atlantis Internet Group Corporation
Statements of Cash Flows
For the Nine Months Ended September 30

	2010	2009
Operating activities
Net loss	$(570,747)	$(262,740)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,792	5,000
Changes in operating assets and liabilities
Increase in accounts payable	12,077	-
Increase in accrued payroll	235,520	133,937
Net cash (used in) operating activities	(318,358)	(123,803)

Investing activities
Purchase of property	(30,000)	-
Net cash (used in) investing activities	(30,000)	-

Financing activities
Net proceeds from issuance of common stock	262,668	171,181
Net cash provided by financing activities	262,668	171,181

Net (decrease) in cash and cash equivalents	(85,690)	47,378
Cash and cash equivalents at beginning of period	87,749	1,240
Cash and cash equivalents at end of period	$2,059	48,618

The accompanying notes are an integral part of these financial statements

Atlantis Internet Group Corporation
Notes to Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies

Business Description
Atlantis Internet Group Corporation (“Atlantis” or the “Company”) is in the on-line gaming software business.  Atlantis was incorporated in State of Delaware in 2000.   In 2004, the Company re-domiciled in the State of Nevada.

During 2009, the Company was issued a patent from the Unites States Patent Office for our Jukebox Slots.  Also during 2009, the Federal Gaming Commission (National Indian Gaming Commission) granted approval of the Company’s Casino Gateway Network, the first and only nationwide gaming network offering Class III, Class II and online games as well as approval of Quarterback Draw Football and Bango Football the first nationwide simulated Football and Bingo games.  The Company was also approved as a Class III, Class II and Bingo provider.

Going Concern
The financial statements have been prepared assuming the Company will continue as a going concern. However, the Company is currently signing licensing agreements to allow patrons in tribal casinos in more than 30 states to play poker online legally. Atlantis has experienced net losses and negative cash flows from operations since its inception and expects its losses to continue as the Company awaits for current United States laws to be changed and permit on-line gaming. As of September 30, 2010, the Company had negative working capital of ($2,182,605), an accumulated deficit of ($10,994,739).  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to raise additional capital in order to fund is operations, and therefore believes it is appropriate for the financial statements to be prepared on a going concern basis. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts may differ from those estimates.

Concentration of Credit and Other Risks and Uncertainties
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company’s cash and cash equivalents are generally invested in deposit accounts or money market accounts with U.S banks, and deposits may exceed the amount covered by insurance for loss. As of September 30, 2010 and December 31, 2009, the Company did not have any amounts of uninsured cash.

Fair Value of Financial Instruments
For financial instruments consisting of cash and cash equivalents, short-term investments, prepaid expenses and other assets, accounts payable and accrued liabilities included in the financial statements, the carrying amounts are reasonable estimates of the fair value due to their short maturities. The fair value of other short-term and long-term obligations is estimated based on current interest rates available for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

Revenue Recognition
Revenue is recognized in accordance with the provisions of ASC Topic 605: Revenue Recognition, which codified the criteria for the recognition of revenue by companies.  As current U.S. laws prohibit on-line gaming, the Company has earned revenues from consulting services.

Cash and Cash Equivalents
The Company classifies all highly liquid investments with a maturity period of three months or less at the time of acquisition to be cash equivalents.

Condo and Equipment
Condo and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets.  The estimated useful life of the condo and equipment is 10 and 3 years, respectively. Upon sale or retirement of the assets, the costs and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statement of operations. Repair and maintenance expenses are charged to the statement of operations as they are incurred.

Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when future estimated undiscounted cash flows expected to result from use of the asset, and its eventual disposition, are less than the carrying amount of the asset. The impairment loss would be based on the excess of the carrying value over its respective fair value.

Patents
The Company has applied for a patent on its internally developed Casino Gateway Network technology.  Research and development costs associated with the internally developed technology are expensed as incurred, until such time as the technology achieves technological feasibility.  Such achievement has not yet occurred.  Legal fees, if any, incurred for the protection and defense of the technology are capitalized.  As of September 30, 2010, no costs have been capitalized related to such technologies.

General and Administrative Expenses
The Company’s general and administrative expenses include administrative personnel costs, insurance, accounting and legal expenses.

Stock-based Compensation
Stock options issued to employees are accounted for in accordance with FASB ASC Topic 718, using an estimate of the fair value of the stock option on the date it is granted. The estimated fair value on the grant date is recognized in the statement of operations on a straight-line basis over the vesting period of the underlying stock options. During the nine months and year ended September 30, 2010 and December 31, 2009, respectively, the Company has not issued any stock options to employees.

Income Taxes
The Company uses the balance sheet method of accounting for income taxes, and determines deferred tax assets and liabilities based on differences between the financial reporting and tax reporting basis of assets and liabilities. The Company measures these assets and liabilities using enacted tax rates and laws that are scheduled to be in effect when the differences are expected to reverse. Because the realization of deferred tax assets is dependent on future earnings, if any, and the Company’s future earnings are uncertain, all of the Company’s net deferred tax assets have been fully offset by a valuation allowance.

Net Loss per Share and Anti-dilutive Securities
Net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. During the year ended December 31, 2009, potentially dilutive stock warrants, exercisable into stock aggregating 207,999,996 shares, were outstanding and not considered in the loss per share computation because their effect would have been antidilutive.

2. Recent Accounting Pronouncements

On July 1, 2009, the FASB officially launched the FASB ASC 105“Generally Accepted Accounting Principles”, which established the FASB Accounting Standards Codification (“the Codification”), as the single official source of authoritative, nongovernmental, U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission.  The Codification is designed to simplify U.S. GAAP into a single, topically ordered structure.  All guidance contained in the Codification carries an equal level of authority.  The Codification is effective for interim and annual periods ending after September 15, 2009.  Accordingly, the Company refers to the Codification in respect of the appropriate accounting standards throughout this document as “FASB ASC”.  Implementation of the Codification did not have any impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standard Update “ASU” No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value”.  This ASU clarifies the fair market value measurement of liabilities.  In circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a technique that uses quoted price of the identical or a similar liability or liabilities when traded as an asset or assets, or another valuation technique that is consistent with the principles of Topic 820 such as an income or market approach.  ASU No. 2009-05 was effective upon issuance and it did not result in any significant financial impact on the Company upon adoption.

 In September 2009, the FASB issued ASU No. 2009-12 “Fair Value Measurements and Disclosures (Topic 820) – Investments in Certain Entities That Calculate Net Asset Value per Share (or its equivalent)”.  This ASU permits use of a practical expedient, with appropriate disclosures, when measuring the fair value of an alternative investment that does not have a readily determinable fair value.  ASU No. 2009-12 is effective for interim and annual periods ending after December 15, 2009, with early application permitted.  Since the Company does not currently have any such investments, it does not anticipate any impact on its financial statements upon adoption.

2.  Recently Issued Accounting Pronouncements (continued)

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”.  SFAS No. 167 addresses the effect on FASB Interpretation 46(R), “Consolidation of Variable Interest Entities” of the elimination of the qualifying special-purpose entity concept of SFAS No. 166, “Accounting for Transfers of Financial Assets”.  SFAS No. 167 also amends the accounting and disclosure requirements of FASB Interpretation 46(R) to enhance the timeliness and usefulness of information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the Company’s first interim reporting period that begins after November 15, 2009. Earlier application is prohibited.  The Company does not anticipate any significant financial impact from adoption of SFAS No. 167. As of December 31, 2009, SFAS No. 167 has not been added to the Codification.

In May 2009 and as updated February 2010, the FASB issued FASB ASC 855, “Subsequent Events”.  This Statement addresses accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  FASB ASC 855 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, the date issued.  The Company adopted this Statement in 2009.  As a result the date through which the Company has evaluated subsequent events and the basis for that date have been disclosed in Note 17.

In April 2009, the FASB issued an update to FASB ASC 820, “Fair Value Measurements and Disclosures”, related to providing guidance on when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.  The update clarifies the methodology to be used to determine fair value when there is no active market or where the price inputs being used represent distressed sales.  The update also reaffirms the objective of fair value measurement, as stated in FASB ASC 820, which is to reflect how much an asset would be sold in and orderly transaction, and the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive.  The Company adopted this Statement in 2009 without significant financial impact.

In June 2009, ASC 810.10, Amendments to FASB Interpretation No. 46(R), was issued. The objective of ASC 810.10 is to amend certain requirements of ASC 860 (revised December 2003), Consolidation of Variable Interest Entities, or ASC 860 to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASC 810 carries forward the scope of ASC 860, with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Accounting for Transfers of Financial Assets.  ASC 810.10 nullifies FASB Staff Position ASC 860, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.  The principal objectives of these new disclosures are to provide financial statement users with an understanding of:

a.
The significant judgments and assumptions made by an enterprise in determining whether it must consolidate a variable interest entity and/or disclose information about its involvement in a variable interest entity;

b.
The nature of restrictions on a consolidated variable interest entity’s assets and on the settlement of its liabilities reported by an enterprise in its statement of financial position, including the carrying amounts of such assets and liabilities;

c.	The nature of, and changes in, the risks associated with an enterprise’s involvement with the variable interest entity; and
d.	How an enterprise’s involvement with the variable interest entity affects the enterprise’s financial position, financial performance and cash flows.

ASC 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. The provisions of ASC 810 need not be applied to immaterial items.

3. Related Parties

The Company has two employees, whom are deemed related parties based on significant stock ownership, which earn an aggregated annual amount of $270,000 and $360,000 for the nine months and year ended September 30, 2010 and December 31, 2009, respectively.  Due to inadequate cash positions of the Company for several years, the Company made only partial payments to the employees.  As of September 30, 2010, aggregate accrued balances due the employees was $1,221,917.  During 2009, the employees settled $500,000 of the liabilities due them in exchange for approximately 23,800,000 shares of the Company’s common stock.

The Company’s two employees, related parties, have continuously granted loans to the Company based on the cash flow needs of the Company.  The loans are non-interest bearing and due on demand.  Amounts due to the related parties in aggregate as of September 30, 2010 and December 31, 2009 are approximately $353,900 and $353,900, respectively.  The balances due include imputed interest of approximately $25,000 and $33,000 respectively.  The imputed interest has been recorded as components of additional paid-in capital in the respective periods.

The Company has not had adequate cash to make regular salary payments for the employees.  Payments made to the employees are first applied against the accrued compensation, with any payments beyond the accrued compensation balance against the outstanding loans.  During the 9 months ended September 30, 2010 and 2009, all such payments have been applied against the accrued compensation balances.

During 2007, as part of a joint venture with a now defunct partner, the Company issued 150,000,000 shares of common stock to the partner as an investment in property and assets of the partner.  Due to the impairment of the assets and the termination of the joint venture, no value was assigned to the shares issued.  During 2009, these shares were cancelled.   The issuance of these shares resulted in the partner being a greater than 20% shareholder during the year ended December 31, 2008.

4. Warrants
During 2009, in connection with certain sales of common stock, the Company issued warrants to investors for the purchase of 8,166,662 shares of common stock.  The exercise period for these warrants is a six month period from the date of the filing of the Company’s initial Form 10-K with the SEC for the year ended December 31, 2009.  The warrants have an exercise price range between $0.015 and $0.03 per share.

As of the date of this report, no SEC filings have occurred and 2,166,666 of these warrants have been exercised for an aggregate value of $32,500.

Information regarding the warrants outstanding, expired, and status is included within footnote 8.

5. Equipment
Equipment primarily consists of computer software.  The table below identifies the cost and accumulated depreciation of the assets as of September 30, 2010 and December 31, 2009.  Depreciation expense for the nine months ended September 30, 2010 2009 was $4,792 and $5,000, respectively.

	2010	2009
Computer software	$20,000	$20,000
Condo	30,000	0
Accumulated Depreciation	22,015	17,223
Net	$27,985	$2,777

6. License
During the year ended December 31, 2009, the Company paid $110,000 for the use of a software license.  The license is for an indefinite period of time.  In accordance with FASB ASC 350, Intangibles – Goodwill and Other, the Company has not recorded amortization of the license, and does test the asset for impairment at least annually.  As of September 30, 2010, no impairment has been recognized of the license.

7. Leases
During the year ended December 31, 2009, the Company entered into two leases for office space.  The first office leased is in Las Vegas, Nevada.  The lease is for 1 year, and began in June 2009.  The monthly rent for the lease is $325.  The second office lease is in Newport Bluff, California.  This six month lease began in November 2009 for a monthly expense of $3,160.

The table below shows the future minimum lease payments associated with the leases:

Year	Minimum payments under leases
2010	$-
Thereafter	-
Total	$-

8. Stockholders’ Equity

Rights of Common Stockholders
The Company has only common stock issued and outstanding. Accordingly, all outstanding shares are of the same class and have equal liquidation, preference and adjustment rights. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

Issuances of Common Stock

2009
During 2009, the Company issued 36,282,745 shares of common stock to investors for an aggregate amount of $564,300.
During 2009, the Company issued 27,991,664 shares of common stock to consultants for services performed during the year.  The aggregate value of the shares issued was $1,232,494.
During 2009, the Company issued 2,166,666 shares of common stock as a result of the exercise of stock warrants.  The aggregate amount of $32,500 was received by the Company in these transactions.
During 2009, the Company issued 23,809,524 shares of common stock to settle $500,000 of accrued liabilities due to related parties.

2010
During 2010, the Company issued 53,957,155 shares of common stock to investors for an aggregate amount of $262,668.

Warrants for the purchase of Common Stock

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation provides that the Company value the issuance of stock options and warrants based on the fair value of the options or warrants at their respective grant dates.  The Company has elected to use the Black-Scholes option-pricing model (the “Black-Scholes model”) as its method of valuing the issuance of warrants to purchase shares of common stock. The Black-Scholes model requires assumptions to be made regarding expected volatility, expected term, risk-free interest rate and dividend yield of the security into which the warrants can be exercised.

The following were the weighted average assumptions used to value the Company’s stock warrants:

	Warrants Granted During the
	Nine Months Ended September 30,
	2009	2010

Expected volatility	161.24%		N/A
Expected term	2 years	N/A
Risk-free interest rate	1.970%		N/A
Dividend yield	0.0%		N/A

Weighted-average fair value of options	$0.016	$	N/A

The expected volatility was determined by the Company based on the historical volatility of the Company’s stock price. The expected term was determined as the time from the issuance of the warrants through the expected filing date of the Company’s initial Form 10-K filed with the SEC plus the 6 month expiration term of the warrants. The risk-fee interest rate was based upon the U.S. Treasury yield for expected life of the Company’s stock options on the date of grant. The dividend rate was based on the Company’s projections that show it will not be able to pay dividends for the foreseeable future.

Stock warrant transactions, as discussed in footnote 3, for the nine months ended September 30, 2010 and 2009 are summarized as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding at December 31, 2008	202,000,000	$0.03
Granted	8,166,662	0.03
Exercised	(2,166,666)	0.03
Outstanding at December 31, 2009	207,999,996	0.03
Granted	-	-
Outstanding at September 30, 2010	207,999,996	$0.03

The following table summarizes information about stock warrants outstanding and exercisable as of September 30, 2010:

		Weighted		Weighted
		Average		Average
	Number	Remaining		Remaining
	Of Warrants	Contractual	Number	Contractual
Exercise Price	Outstanding	Life (Years)	Exercisable	Life (Years)

$0.05	100,000,000	3	100,000,000	3
$0.03	102,166,666	3	102,166,666	3
$0.02	1,000,000	3	1,000,000	3
$0.015	4,833,330	3	4,833,330	3
	207,999,996	3	207,999,996	3

The aggregate intrinsic value of the warrants outstanding as of September 30, 2010 was $0, and the aggregate intrinsic value of the warrants that were exercisable was $24,167, based on a closing stock price of $.02 per www.pinksheets.com.

9. Commitments
As part of a consulting agreement with a former associate, the Company is obligated to pay the individual $250,000 when the Company’s net revenues reach $1,000,000.

10. Subsequent events
The Company has evaluated the impact of subsequent events through January 17, 2011, and has determined that no material events or transactions require disclosure within these financial statements.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLANTIS INTERNET GROUP INC.

Date: February 14, 2011	By:	/s/ Donald Bailey
		Name:	Donald Bailey
		Title:	President

INDEX OF EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation, dated December 30, 2004.

3.2	Certificate of Amendment to Articles of Incorporation, dated April 23, 2007.

3.3	Bylaws, dated December 30, 2004.

4.1	Form of Stock Certificate

10.3	License Agreement dated October 27, 2009 between the Company and EMI Entertainment World, Inc.

21	Subsidiaries of the Registrant.